Exhibit 99.1
                                                                    ------------

                    LETTER TO CLASS A STOCKHOLDERS OF RECORD

                             THE MORGAN GROUP, INC.

                 UP TO 1,248,157 SHARES OF CLASS A COMMON STOCK
                   OFFERED PURSUANT TO WARRANTS DISTRIBUTED TO
                     STOCKHOLDERS OF THE MORGAN GROUP, INC.

Dear Stockholders:

         This letter is being provided to all holders of Class A common stock, of record on _________, 2001 (the "Record Date"), of The Morgan Group, Inc. (the "Company"), in connection with the distribution of warrants ("Warrants") to purchase shares of the Company's Class A Common Stock, $.015 par value (the "Class A Common Stock"), at the warrant exercise price of $9.00 per share (the "Warrant Exercise Price"). The warrants are further described in the Prospectus dated ________, 2001 (the "Prospectus"). In addition, the Warrant Exercise Price will be reduced to $6.00 during a reduction period of at least 30 days to be set by our Board of Directors.

         Each beneficial owner of shares of the Company's Class A Common Stock is entitled to receive one Warrant for each share of Class A Common Stock owned as of the Record Date, and to purchase one (1) share of the Class A Common Stock for each Warrant held.

         Enclosed are copies of the following documents:

         1.       The Prospectus;

         2.       The Warrant Certificate; and

         3.       Instructions.

         The Warrants have a five-year term and will expire at 5:00 p.m., New York City Time, on ___________, 2006, unless extended by the Company (the "Expiration Time").

         To exercise the Warrants, a properly completed and executed Warrant Certificate and payment in full of the aggregate Warrants Exercise Price for all of the Warrants exercised must be delivered to American Stock Transfer & Trust Company, as indicated in the Prospectus, prior to the Expiration Time.

         Additional copies of the Prospectus may be obtained from American Stock Transfer & Trust Company. Its toll-free telephone number is (800) 777-0800.

                                               Very truly yours,

                                               THE MORGAN GROUP, INC.